Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 a.m. February 7, 2025

United Bancorp, Inc. Reports 2024 Fourth Quarter Earnings and Earnings Performance for the Twelve Months Ended December 31, 2024

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.31 and net income of $1,850,000 for the three months ended December 31, 2024. For the year ended December 31, 2024, UBCP reported diluted earnings per share of $1.27 and net income of $7,402,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the solid earnings and, overall, stable performance of United Bancorp, Inc. (UBCP) for the fourth quarter and year ended December 31, 2024. For the quarter, our Company produced net income and diluted earnings per share results of $1,850,000 and $0.31, which were respective decreases of $539,000 and $0.11 from the results achieved for the fourth quarter of the previous year. But, on a linked-quarter basis, net income increased by $30,000, or 1.7%, and diluted earnings per share matched the level achieved the previous quarter at $0.31. For the year, UBCP produced net income and diluted earnings per share of $7,402,000 and $1.27, which were respective decreases of $1,548,000 and $0.30 compared to the results achieved for the same period in 2023. As we navigated through the twelve months ended December 31, 2024, our Company, like most companies operating in the financial services industry, fought the battle of net interest margin compression, an increased provision for credit loss expense and limited balance sheet growth as interest rates remained elevated throughout most of 2024. As we started 2024, the interest rates forecast by most economists and the financial markets indicated that we could expect up to seven rate cuts throughout the year, which, overall, was projected to be favorable for our industry as it would help control funding costs and create stronger demand for our loan products. As we progressed through the year, interest rates ended-up being higher for longer. Although the Federal Open Market Committee of the Federal Reserve (FOMC) did cut the target for the Federal Funds Rate (FFR) by year-end by one hundred basis points--- which began at their September 18, 2024 meeting--- monetary policy remained more restrictive and interest rates higher than forecast at the beginning of the year. This reality created challenges for both our Company and industry by putting pressure on net interest margins and limiting loan growth, which had an impact on the bottom-line performances of our Company and many financial institutions. Regardless of these challenges and all things considered at present, we are generally satisfied with the current performance of our Company. We firmly believe that these challenges will be short-lived and will be overcome as we execute on some of our strategic objectives and get a return on current capital investments over the course of the next twelve to twenty-four months, which should lead to higher levels of growth and improved performance in future periods.”

Greenwood continued, “In 2024, it was somewhat challenging to profitably leverage our balance sheet and, accordingly, United Bancorp, Inc. (UBCP) only achieved marginal growth in assets over the course of the year. As of December 31, 2024, our Company’s total average assets were $828.1 million, an increase of $26.0 million, or 3.2%, year-over-year. For this same period, our Company’s gross loans increased by $7.7 million, or 1.6%, to a level of $491.0 million. For most of the year, our loans outstanding were relatively stagnant as evidenced by our average loans of $480.8 million. Encouragingly, in the fourth quarter, we saw our gross loans increase by $16.0 million on a linked-quarter basis, which is 13.4% annualized. Also, for the year, our Company had a marginal increase in its average investment securities of $5.6 million, or 2.3%, to a level of $251.3 million. With this marginally higher level of earning assets and with our loans outstanding continuing to reprice in a higher interest rate environment, we were able to increase the level of total interest income that our Company generated by $2.7 million, or 7.3%, for the year. But, this year-over-year increase in total interest income was more than offset by the increase in total interest expense experienced by UBCP. At December 31, 2024, our Company’s total interest expense increased year-over-year by $3.7 million, or 33.7%, even though average total deposits decreased by $16.2 million or 2.6%. The increase in our Company’s total interest expense can be attributed to the change in the mix of our retail depository funding from lower cost demand and savings balances to higher cost term funding, along with having a previously disclosed $75.0 million Federal Home Loan Bank (FHLB) Advance--- which we originated in mid-March 2023--- for the entirety of this year. In addition, our Company had a previously fixed rate subordinated debenture reprice and start floating on a quarterly basis in the mid-second quarter of this past year, which ultimately led to our Company paying a higher rate of interest on this borrowing. Relating to the change in the mix of our retail funding, lower cost demand and savings balances decreased by $24.3 million, or 5.2%, while higher cost time balances increased by $16.3 million or 10.8%. Considering all of these aforementioned factors, the level of net interest income that we achieved in 2024 declined by $1.0 million, or 4.0%, to a level of $24.8 million and our net interest margin declined by fourteen 14 basis points from 3.65% to 3.51%. In the most recently ended quarter, our Company was able to slow the level of decline of its net interest income--- experiencing a decrease of $154,000, or 2.4%, year-over-year. Of note, in the fourth quarter of 2024 and on a linked-quarter-basis, our Company saw its net interest income and net interest margin respectively increase by $206,000, or 3.4%, and one basis point from 3.50% to 3.51%. We are optimistic that this trend will continue in the coming quarters… especially if the monetary policy of the Federal Open Market Committee (FOMC) continues to become less restrictive or, at a minimum, remains stable at present levels.” Greenwood further stated, “Lastly--- relating to our retail deposit base and of significance--- our Company does not have any brokered deposits and total uninsured deposits as of December 31, 2024 totaled 17.6% of total deposits, which are both very low compared to industry standards and strongly indicative of our Company’s focus on building strong relationships with long-term, core deposits.”

Lastly, Greenwood stated, “Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio. As of December 31, 2024, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.0 million, or 0.21% of gross loans, which is down from last year by $122,000 or 10.6%. Also, as of year-end, United Bancorp, Inc.’s (UBCP) nonperforming assets to total assets was a very respectable 0.50%, which is a three (3) basis point increase from last year and the same level as last quarter. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of $204,000, which annualized is 0.04% of average loans. Considering some of the economic uncertainty and macroeconomic trends this past year, our Company had a provision for credit loss expense of $125,000 for the quarter and $299,000 for the year (versus a reversal of credit loss expense the previous year for each period), which are respective increases of $278,000 for the quarter and $752,000 for the year. For the quarter and twelve months ended December 31, 2024, this year-over-year increase in the provision for credit loss expense caused a decrease in our Company’s diluted earnings per share for the quarter of $0.04 and for the year of approximately $0.11.” Greenwood concluded, “With the increased provision for credit losses this past year and continued solid credit quality-related metrics as year-end, our Company had a total allowance for credit losses to total loans of 0.82% and its total allowance for credit losses to nonaccrual loans was 1,243% as of December 31, 2024. Overall, we firmly believe that we are presently well reserved with very strong coverage. In addition, our Company remains very well capitalized by industry standards, experiencing year-over-year increase in its tangible shareholders’ equity of $4.2 million, or 6.7%, to a level of $66.8 million. On a linked-quarter basis, tangible shareholders equity increased by $2.2 million or 3.4%. In addition, our Company’s tangible book value per share increased by $0.55, or 5.2%, for the year and $0.37, or 3.4%, on a linked-quarter basis, to a level of $11.21 as of year-end. Also, as of December 31, 2024, UBCP’s equity to assets increased by forty-eight (48) basis points, or 6.2%, year-over-year to a level of 8.24%.”

Scott A. Everson, President and CEO stated, “United Bancorp, Inc. (UBCP), like most banking organizations, has felt the pressure of operating in an environment wherein monetary policy has driven interest rates higher for a longer duration than many of us anticipated--- which has created different challenges for us and most banks. Fortunately, we have begun to see more positive financial performance results with the unwinding of more restrictive monetary policy that began toward the end of the third quarter of this past year by the Federal Open Market Committee (FOMC). As our Company is beginning to see over the course of the most recently completed quarter, this less restrictive monetary policy should help alleviate some of this pressures that we have experienced during the tightening cycle, which commenced in early 2022; especially, relating to our cost of our funding and the impact that it has had on our net interest margin, among other things. Overall, we are very happy with the solid financial performance that our Company achieved in 2024. As previously mentioned, even though UBCP experienced solid year-over-year growth in the level of total interest income that it generated for the year-ended December 31, 2024, our Company experienced a greater increase in the total interest expense that it incurred, which caused the aforementioned decline in our net interest income for the year. Fortunately for our Company, taking the $75.0 million advance from the Federal Home Loan Bank (FHLB) toward the end of the first quarter of last year, to this point, has helped us to somewhat mitigate this decline in our net interest income by affording us the ability to be more selective in the pricing of our offering rates on our interest-bearing depository products while maintaining adequate levels of liquidity. With a present net interest margin of 3.51% as of December 31, 2024, we believe that this performance metric compares favorably to that of our peer group and industry at present.”

Everson continued, “Even though we have seen a dissipation of the pressure on our net interest margin and a related increase in the level of net interest income that United Bancorp, Inc. (UBCP) achieved on a linked-quarter basis beginning this past quarter, we continue to keenly focus on controlling our net noninterest margin, while executing on our strategic vision of prudently growing our Company and remaining relevant in a very challenging and competitive environment. Regarding the noninterest income-side of the noninterest margin, some fee generating services and lines of business continued to be under attack by both regulatory and political authorities in 2024, which ultimately put pressure on the level of noninterest income that our Company was able to realize. Accordingly (and, instead of dwelling on this negative reality), UBCP looked to find new alternatives to generate additional levels of both noninterest income and other sources of revenue. One of these new alternatives was our focus on enhancing our mortgage origination function with the development of Unified Mortgage, which helped our Company generate higher levels of fee income this past year with the heightened production and sale of secondary market mortgage products, along with the enhancement of our interest income levels through the origination of higher levels of portfolio-type mortgage products. In this area, year-over-year, our Company has experienced an increase of $453,000 on the net realized gain on the sale of loans and we anticipate the level of income to grow in this business-line as we further scale this revenue generating function, which has a tremendous level of positive operating leverage at present. Another alternative is our stronger commitment to developing our Treasury Management function, which offers fee-based services to our commercial customers in the areas of cash management and payments that produce noninterest income… in addition to helping to control interest expense by generating a higher level of low or no-cost depository balances for our Company. Lastly, another alternative to enhancing the overall performance of UBCP (and, one that should strongly contribute to our Company attaining its goal of growing its total assets to a level of $1.0 billion or greater) is the development of our newest banking center, which is currently under construction in the highly favorable market of Wheeling, West Virginia and should be completed for opening in the third quarter of 2025. Our Company already has many solid customer relationships in this coveted marketplace and we firmly believe that by finally having a “brick-and-mortar” location therein, we will be able to more fully leverage these already existing relationships, while having the opportunity to build many new relationships within this prime market… which, we are already beginning to see happen.” Everson further stated, “Obviously, these new alternatives that can lead to additional noninterest income and revenue enhancement opportunities for UBCP do have a cost, which already has and will continue to lead to additional expense or overhead for our Company. But, sometimes you have to take one-step back in order to take several-steps forward and that is what we firmly believe we are doing by undertaking these new initiatives. With the revenue challenges that both we and the players within our industry are currently facing, we strongly feel that now is the time for our Company to focus on enhancing and expanding existing lines of business and growing new lines of business… thus, achieving the organic growth that will help lead to the continued and future relevance of UBCP.”

Everson further mentioned, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In 2024, we, once again, paid both our regular cash dividend, which increased by $0.04 to a level of $0.7050, and a special cash dividend of $0.15… for a total payout of $0.8550 this past year, which is an increase of $0.04, or 4.9%, for the year. This total dividend payout level in 2024 produces a near-industry leading total dividend yield of 6.6%. This total dividend yield is based on total dividend paid out this past year and our quarter-end fair market value of $13.00. On a year-over-year basis as of December 31, 2024, the fair market value of our Company’s stock was up $0.16, or 1.25%, from the prior year and our Company’s market price to tangible book value was 115%, which compares favorably to our peer group.”

Everson concluded, “Considering that we continue to operate in both a challenging economic and industry-related environment, we are very pleased with our current performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfil our intermediate and longer-term goals and produce above industry average earnings and overall performance. As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of December 31, 2024, United Bancorp, Inc. has total assets of $820.8 million and total shareholders’ equity of $67.6 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

"UBCP"

	For the Three Months Ended
	December 31,	December 31,	%	$
	2024	2023	Change	Change
Earnings
Interest income on loans	$6,986,573	$6,491,357	7.63%	$495,216
Loan fees	358,831	351,182	2.18%	$7,649
Interest income on securities	2,733,062	2,861,037	-4.47%	$(127,975)
Total interest income	10,078,466	9,703,576	3.86%	$374,890
Total interest expense	3,733,489	3,204,176	16.52%	$529,313
Net interest income	6,344,977	6,499,400	-2.38%	$(154,423)
Provision (Credit) for credit losses - loans	124,499	(153,750)	-180.97%	$278,249
Provision (Credit) for credit losses - off balance sheet commitments	-	-	N/A
Provision (Credit) for Credit Loss Expense	124,499	(153,750)	-180.97%	$278,249
Net interest income after provision for credit losses	6,220,478	6,653,150	-6.50%	$(432,672)
Service charges on deposit accounts	806,297	737,455	9.34%	$68,842
Net realized gains on sale of loans	118,974	21,126	463.16%	$97,848
Other noninterest income	268,974	270,736	-0.65%	$(1,762)
Total noninterest income	1,194,245	1,029,317	16.02%	$164,928
Total noninterest expense	5,631,264	5,091,039	10.61%	$540,225
Income before income taxes	1,783,459	2,591,428	-31.18%	$(807,969)
Income tax (benefit) expense	(66,353)	202,368	-132.79%	$(268,721)
Net income	$1,849,812	$2,389,060	-22.57%	$(539,248)
Per share
Earnings per common share - Basic	$0.31	$0.42	-26.19%	$(0.11)
Earnings per common share - Diluted	0.31	0.42	-26.19%	$(0.11)
Cash Dividends paid	0.1800	0.1700	5.88%	$0.01

Shares Outstanding
Average - Basic	5,628,948	5,491,562	--------
Average - Diluted	5,628,948	5,491,562	--------

	For the Year Ended December 31,		%	$
	2024	2023	Change	Change
Earnings				$-
Interest income on loans	$27,449,379	$24,277,549	13.06%	$3,171,830
Loan fees	876,202	954,421	-8.20%	$(78,219)
Interest income on securities	11,195,706	11,617,351	-3.63%	$(421,645)
Total interest income	39,521,287	36,849,321	7.25%	$2,671,966
Total interest expense	14,720,907	11,014,181	33.65%	$3,706,726
Net interest income	24,800,380	25,835,140	-4.01%	$(1,034,760)
Provision (Credit) for credit losses - loans	428,664	(453,750)	-194.47%	$882,414
Provision (Credit) for credit losses - off balance sheet commitments	(130,000)	-	N/A	$(130,000)
Provision (Credit) for Credit Loss Expense	298,664	(453,750)	-165.82%	$752,414
Net interest income after provision for credit losses	24,501,716	26,288,890	-6.80%	$(1,787,174)
Service charges on deposit accounts	2,993,474	2,939,515	1.84%	$53,959
Net realized gains on sale of loans	482,339	29,282	1547.22%	$453,057
Net realized loss on sale of available-for-sale securities	(115,685)		N/A	$(115,685)
Other noninterest income	1,099,748	1,085,028	1.36%	$14,720
Total noninterest income	4,459,876	4,053,825	10.02%	$406,051
Total noninterest expense	21,666,441	20,851,696	3.91%	$814,745
Income before income taxes	7,295,151	9,491,019	-23.14%	$(2,195,868)
Income tax (benefit) expense	(107,198)	541,467	-119.80%	$(648,665)
Net income	$7,402,349	$8,949,552	-17.29%	$(1,547,203)
Per share
Earnings per common share - Basic	$1.27	$1.57	-19.11%	$(0.300)
Earnings per common share - Diluted	1.27	1.57	-19.11%	$(0.300)
Cash Dividends paid	0.8550	0.8150	4.91%	$0.040
Shares Outstanding
Average - Basic	5,539,653	5,490,488	--------
Average - Diluted	5,539,653	5,490,488	--------
Common stock, shares issued	6,203,141	6,063,851	--------
Shares used for Book Value Computation	5,966,278	5,884,488
Shares held as Treasury Stock	236,863	179,363	--------
At year end
Total assets	$820,835,746	$819,449,465	0.17%	$1,386,281
Total assets (average)	828,079,000	802,054,000	3.24%	$26,025,000
Cash and due from Federal Reserve Bank	19,607,748	40,770,293	-51.91%	$(21,162,545)
Average cash and due from Federal Reserve Bank	38,378,000	63,793,000	-39.84%	$(25,415,000)
Securities and other restricted stock	249,945,650	246,739,625	1.30%	$3,206,025
Average Securities and other restricted stock	251,314,000	245,706,000	2.28%	$5,608,000
Other real estate and repossessions ("OREO")	3,362,610	3,377,414	-0.44%	$(14,804)
Gross loans	490,971,361	483,235,931	1.60%	$7,735,430
Average loans	480,838,000	463,612,000	3.72%	$17,226,000
Allowance for loan losses	4,026,259	3,918,184	2.76%	$108,075
Net loans	486,945,102	479,317,747	1.59%	$7,627,355
Net loans (Recovered) charged off	204,183	(19,990)	-1121.43%	$224,173
Net overdrafts charged off	116,407	119,551	-2.63%	$(3,144)
Total net charge offs	320,590	99,561	222.00%	$221,029
Non-accrual loans	736,127	487,331	51.05%	$248,796
Loans past due 30+ days (excludes non accrual loans)	288,902	659,276	-56.18%	$(370,374)
Average total deposits	619,584,000	635,807,000	-2.55%	$(16,223,000)
Total Deposits	613,493,640	621,459,855	-1.28%	$(7,966,215)
Non interest bearing deposits	138,808,227	139,519,765	-0.51%	$(711,538)
Interest bearing demand	181,881,838	199,760,354	-8.95%	$(17,878,516)
Savings	125,119,555	130,821,276	-4.36%	$(5,701,721)
Time	167,684,020	151,358,460	10.79%	$16,325,560
Repurchase Agreements	30,494,260	26,781,371	13.86%	$3,712,889
Shareholders' equity	67,635,465	63,592,683	6.36%	$4,042,782
Common Stock, Additional Paid in Capital	32,576,349	31,977,036	1.87%	$599,313
Retained Earnings	46,306,659	44,017,539	5.20%	$2,289,120
Shares held by Deferred Plan and Treasury Stock	(5,326,147)	(4,924,311)	8.16%	$(401,836)
Accumulated other comprehensive loss, net of taxes	(5,921,395)	(7,477,581)	-20.81%	$1,556,186
Goodwill and intangible assets (impact on Shareholders' equity)	804,793	942,296	-14.59%	$(137,503)
Tangible shareholders' equity	66,830,672	62,650,387	6.67%	$4,180,285
Shareholders' equity (average)	67,633,000	52,288,000	29.35%	$15,345,000
Stock data
Market value - last close (end of period)	$13.00	$12.84	1.25%
Dividend payout ratio	67.32%	51.91%	29.69%
Price earnings ratio	10.24	8.18	25.16%
Market Price to Book Value	115%	119%	-3.40%
Book value end of period	11.34	10.82	4.81%
Tangible book value	$11.21	$10.66	5.16%
Annualized yield based on year end close (excluding special Dividend)	5.42%	5.18%	4.71%
Key performance ratios
Return on average assets (ROA)	0.89%	1.12%	-19.89%
Return on average equity (ROE)	10.94%	17.12%	-36.05%
Net interest margin (Federal tax equivalent)	3.51%	3.65%	-3.84%
Interest expense to average assets	1.78%	1.37%	29.45%
Total allowance for credit losses to nonaccrual loans	546.95%	804.01%	-31.97%
Total allowance for credit losses to total loans	0.82%	0.81%	1.14%
Nonaccrual loans to total loans	0.15%	0.10%	48.67%
Non accrual loans and OREO to total assets	0.50%	0.47%	5.88%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.04%	0.00%	-1084.83%
Equity to assets at period end	8.24%	7.76%	6.18%